Exhibit 3.7

CERTIFICATE OF INCORPORATION

OF

MEMC HOLDINGS CORPORATION

I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST: The name of the corporation is MEMC Holdings Corporation (hereinafter referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:

(1) The aggregate number of shares which the Corporation shall have authority to issue is 9,001, of which 9,000 of said shares shall be par value $0.01, and shall be designated Class A Common Stock (the “Class A Common Stock”), and one (1) of said shares shall be par value $0.01 per share, and shall be designated Class B Common Stock (the “Class B Common Stock”).

(2) The Class A Common Stock and the Class B Common Stock shall be of equal rank and shall have the same powers and rights (including rights upon the dissolution of the Corporation) except as otherwise expressly provided herein.

(3) Dividends and Other Distributions, Subscription Rights and Split-Ups and Combination of Shares. Whenever dividends are declared or any other distribution of the assets of the Corporation is made, whether in cash, property or shares of stock of the Corporation, and whenever any distribution is made to stockholders of rights to subscribe to additional shares of stock of the Corporation, the holders of Class A Common Stock and the holders of the Class B Common Stock shall be entitled to share equally, share for share, in such dividends or other distributions; except that in the case of dividends payable in shares of stock of the Corporation, or in the case of rights to subscribe to such shares, the holders of Class A Common Stock and the holders of Class B Common Stock shall receive their dividends in, or shall have rights to subscribe to, shares of Class A Common Stock and Class B Common Stock, respectively. Whenever the shares of any class are split up or combined, the shares of the other classes shall be proportionately split up or combined.

(4) Additional Issuances of Stock. The Corporation shall not, except with the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock, voting separately as a class, authorize any additional shares of Class A Common Stock or Class B Common Stock, except to satisfy the provisions of paragraph (3) above.

(5) Voting Rights. Except as herein provided, upon all matters requiring the vote of stockholders, including the election and removal of directors with or without cause, the holders of Class A Common Stock shall be entitled to one vote per share, and the holders of Class B Common Stock shall be entitled to three thousand votes per share. Except as provided in paragraph (4) above or as provided by the General Corporation Law of the State of Delaware, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together on all matters voted upon by the stockholders of the Corporation and not as separate classes.

FIFTH: The name and address of the incorporator is as follows:

David Suh

One Liberty Plaza

New York, NY 10006

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2) The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH: The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the

Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

TENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

IN WITNESS WHEREOF, I have hereunto set my hand the 29th day of October, 2001.

/s/ David Suh
Name: David Suh
Title: Sole Incorporator

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